Exhibit 10.23
November 15, 2019
William Hilson
c/o Cronos Group
Dear Billy:
This letter confirms our recent discussions. As we advised, your employment with Hortican Inc. (the “Company”) will terminate on a without cause basis effective as of close of business on December 31, 2019 (the “Separation Date”).
The Company will pay you all outstanding salary and accrued but unused vacation pay owing up to the Separation Date, and will comply with all requirements under applicable employment standards legislation, including the Ontario Employment Standards Act, 2000 (all such legislation referred to as the “ESA”), in respect of the termination of your employment.
As you know, your entitlements upon the termination of your employment are as set out in your employment agreement, which you accepted on August 13, 2019 (the “Agreement”). However, to assist you in your transition to new employment, and on a without prejudice basis, we are prepared to offer you the following enhanced severance package, which exceeds your entitlements under the Agreement, conditional on your performance of the obligations set out in this letter and execution of the attached Full and Final Release:

1.
Transition Period. For the period from today until the Separation Date, you will assist with the transition of your duties and responsibilities as may reasonably be requested by the Company. You will continue to receive your current compensation and benefits during this period.

2.	Payments.

(a)	Severance. The Company will provide you with a lump sum payment of $87,500.00, less applicable statutory deductions and withholdings, representing six (6) months of your base salary.

(b)
Short-Term Incentive Compensation. Under the terms and conditions of the Agreement, you are not eligible for a bonus in respect of the 2019 fiscal year. Notwithstanding the foregoing, the Company will provide you with a lump sum payment of $80,000.00, less applicable statutory deductions and withholdings, in lieu of your eligibility for a 2019 bonus.

(c)	Expenses. The Company will reimburse you for any expenses properly incurred up to Separation Date, subject to the terms and conditions of the Cronos Group Employee Travel and Expense Policy.
The foregoing going payments will be provided to you within sixty (60) days after the Separation Date.

3.
Benefits. The Company will continue to make contributions on your behalf toward life insurance, medical and dental benefits until June 30, 2020, or the date on which you obtain alternate benefit coverage, whichever occurs first, subject to the terms and conditions of the benefit plans, as amended from time to time, and the minimum requirements of the ESA. You will be required to notify the Company when you obtain alternate benefit coverage. All other benefit coverage, including disability benefit coverage, will end on the Separation Date. The Company strongly recommends that you take whatever steps you feel appropriate to obtain replacement coverage when your existing coverage ceases.

4.
Equity. In accordance with the terms and conditions of the Agreement, your entitlements in respect of any equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan, and the applicable award agreement(s). Notwithstanding the foregoing, any options that have been issued to you and are unvested as of the Separation Date shall vest on an accelerated basis on the Separation Date. Subject to the requirements of the ESA, you will not be eligible for any further grants of equity-based awards. Options may be exercised in accordance with the terms and conditions of the applicable equity award plan, any other applicable plan, and the applicable award agreement(s), by the earlier of: (i) the date on which each such option’s original exercise term expires, and (ii) June 30, 2020.

5.
Outplacement Services. At your request, the Company will make arrangements for you to access the services of an outplacement consulting company, as selected by the Company in its sole discretion, up to a maximum cost to the Company of $1,500.00. These services will be available to you for six (6) months following the Separation Date. Please contact Claire Silvester if you would like to access these services.

6.
Return of property. You are required to immediately return to the Company all of the Company’s property in your possession or in the possession of your family or agents including, without limitation, the Company’s computers, smartphones, files, client files, customer lists, sales material, credit cards, access cards, office keys, equipment and all other property belonging to or provided to you by the Company that is in your possession. To the extent any Company property resides on your personal computer hardware or software, including on any hard-drives, discs or other electronic storage media, you agree to make a copy of such property and deliver it to the Company, and immediately thereafter permanently destroy such property so that it is irretrievable. You agree to provide the Company with all passwords to any electronic systems or data you deliver to the Company.

7.
Non-Disclosure. This offer is confidential. You agree not to disclose the existence or terms of this offer to any party other than as required by law or to your solicitor, tax or financial advisor or immediate family on the condition that they keep this offer confidential.

8.
Post-Employment Obligations. You acknowledge your continuing obligations under the Agreement, which obligations survive the termination of your employment with the Company. These obligations include your commitments not to: (i) disclose or use any confidential information relating to the business or affairs of the Company; and (ii) not to solicit the Company’s customers and employees in accordance with the terms and conditions of the Agreement. If you wish to engage in any activities prohibited under section 7.3 of the Agreement, you must submit a written request to Claire Silvester with a detailed description of the proposed activities, and respond to any follow up questions that the Company may have in respect of the activities. The Company will consider any such request and determine, in its sole discretion, whether to approve the request. Any such approval will be provided in writing.

9.
Non-Disparagement. You agree not to speak or act in a manner that would be reasonably expected to disparage or defame or damage the goodwill of the Company or its affiliates, or the business or personal reputations of any of its officers, directors, partners, agents, employees, clients or suppliers, and further agree not to engage in any other depreciating conduct or communications with respect to Company or its affiliates including, without limitation, on social media.

10.
Cooperation with Investigations and Litigation. You agree, upon the Company’s reasonable request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during your tenure with the Company or its affiliates, including by making yourself reasonably available to consult with the Company’s counsel, to provide information and to give testimony. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in extending such cooperation, so long as you provide satisfactory documentation of the expenses.

11.
Release. In addition to the above conditions, all payments referenced in this letter are conditional upon you signing, in the presence of a witness and no earlier than close of business on the Separation Date, the attached Full and Final Release, and returning an original signed copy of the same to Claire Silvester by no later than close of business on January 3, 2020.

12.	Currency and Withholdings. All payments referenced in this letter will be paid in Canadian dollars, and subject to withholding taxes required by applicable law and statutory and authorized deductions.

13.
Ongoing Compliance. The obligation to pay the payments referenced in this letter is conditional upon your ongoing compliance with your obligations in this letter. If you breach any of your obligations to the Company, the terms of this enhanced severance package and the attached Full and Final Release will continue to be binding, however, all payments referenced in this letter will cease, the Company will be under no obligation to make any further payments, and the Company will be entitled to repayment of all payments made under this enhanced severance package, except as required by the ESA.

14.
Severability. If any provision of this enhanced severance package or its application in any circumstance is restricted, prohibited or unenforceable, the provision shall be ineffective only to the extent of the restriction, prohibition or unenforceability, without invalidating the remaining provisions of this enhanced severance package and without affecting its application to other circumstances.

15.
Enurement. The agreement, which includes the attached Full and Final Release, shall enure to the benefit of and be binding upon you and the Company and our respective successors and assigns, including, without limitation, your heirs, executors, administrators and personal representatives.

16.
Entire Agreement. This letter, together with the attached Full and Final Release, sets forth the entire agreement between you and the Company regarding the terms of your enhanced severance package and you are not relying upon any representations or promises that are not expressly included in this letter.

17.
Governing Law. This letter and the attached Full and Final Release will be governed by and construed in accordance with the laws of the Province of Ontario, and laws of Canada applicable in the Province of Ontario.

The arrangements set out in this letter are inclusive of and in full satisfaction of any and all entitlements you may have to notice of termination, pay in lieu of notice, termination pay, severance pay, vacation, benefits and any other payments as may be required under the Agreement, the ESA, common law, and any other applicable law.
Please indicate your acceptance of and agreement to the terms of this letter by signing and completing the acknowledgement below, and returning an original signed copy of this letter to Claire Silvester by the close of business on November 22, 2019. As noted above, the attached Full and Final Release must be signed after close of business on the Separation Date, and returned to Claire Silvester by close of business on January 3, 2020.
Thank you for your contribution to the Company. Please accept our best wishes for your future endeavours.
Yours very truly,

/s/ Michael Gorenstein
Michael Gorenstein
Chief Executive Officer

ACKNOWLEDGEMENT
I acknowledge having had an opportunity to read and consider this letter and the attached Full and Final Release and to obtain such independent legal and other advice in regard to them as I consider advisable. I confirm by my signature that I understand this letter and the attached Full and Final Release and consent to their terms.

/s/ William Hilson
WILLIAM HILSON
Dated this 17th day of January, 2020.

FULL AND FINAL RELEASE
THE UNDERSIGNED (hereinafter called the “Releasor”, which term includes successors, heirs, executors, estate trustees, administrators and assigns) in consideration of the payment to the Releasor described in the letter dated November 15, 2019, and other good and valuable consideration, the receipt of which is hereby acknowledged, hereby remises, releases and forever discharges Hortican Inc. (hereinafter referred to as the “Employer”) and all of its predecessor, subsidiary, parent, related, affiliated and successor corporations and entities (including without limiting the generality of the foregoing, any person directly or indirectly controlling, controlled by, or under common control with the Employer, with control meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise), and each of their respective present and former directors, officers, members, agents, and employees (hereinafter called the “Releasees”, which term includes successors, heirs, executors, estate trustees, administrators and assigns) of and from all actions (including class actions), causes of action, suits, debts, dues, accounts, bonds, covenants, agreements, claims, applications, complaints and demands whatsoever, whether presently known or unknown, which the Releasor ever had, now has or may hereafter have against the Releasees, or any of them, for or by reason of any cause, matter or thing whatsoever existing up to the present time, including, without restricting the generality of the foregoing, in respect of the Releasor’s employment with the Employer, whether arising by agreement or contract (express or implied), at common law, in equity or pursuant to any statute or regulation of Canada or any province, including without limiting the generality of the foregoing, all claims or entitlements to or in respect of salary, vacation pay, overtime pay, leave, health benefits, short-term disability and long-term disability benefits, life insurance benefits, pension, expenses, car allowance, association fees or dues, bonuses, short-term or long-term incentive plan compensation, commissions, stock options, shares, equity-related compensation, notice of termination, pay in lieu of notice of termination, termination pay or severance pay, general, special, exemplary, consequential, punitive, aggravated, mental distress, pain and suffering or wrongful dismissal damages, and specifically including any claim under any and all applicable legislation, including any claim under the Ontario Employment Standards Act, 2000, the Ontario Human Rights Code, the Ontario Pay Equity Act, the Ontario Occupational Health and Safety Act, and the Ontario Workplace Safety and Insurance Act, 1997 (collectively, the “Employment Legislation”)
THE RELEASOR hereby specifically covenants, represents and warrants to the Releasees that the Releasor has no further claims against the Releasees arising out of the Releasor’s employment with the Employer or the termination of such employment, including without limiting the generality of the foregoing, any claims for pay, notice of termination, pay in lieu of such notice, severance pay, expenses, bonus, commission, equity or equity-related compensation, overtime pay, interest, benefits and/or vacation pay and specifically including any claim under the Employment Legislation. In the event that the Releasor should make hereafter any claim or demand or commence or threaten to commence any action, proceeding or make any complaint against the Releasees or anyone for or by reason of any cause, matter or thing, this document may be raised as an estoppel and complete bar to any such claim, demand, action, proceeding or complaint.
THE RELEASOR specifically acknowledges having had the opportunity to discuss or otherwise canvass with the Releasor’s legal counsel any and all human rights complaints, concerns, issues or potential applications arising out of or in respect of the Releasor’s employment and the termination of such employment, and the Releasor further represents and acknowledges that the Releasees have complied with the Human Rights Code (Ontario) in respect of the Releasor’s employment and the termination of such employment.
AND IT IS FURTHER AGREED AND UNDERSTOOD that the Releasees do not by the payment made or otherwise admit any liabilities or obligations of any kind whatsoever to the Releasor and such liabilities and obligations are, in fact, denied.
AND IT IS FURTHER AGREED that for the consideration aforesaid, the Releasor will not make any claim or commence or maintain any action or proceeding against any person, corporation or other entity in which any claim could arise against the Releasees, or any of them, for contribution or indemnity or any other relief over.
AND IT IS FURTHER AGREED that for the consideration aforesaid, the Releasor will indemnify and save harmless the Releasees in respect of all taxes and insurance payments and repayments and all interest, fines, penalties and other charges of any kind whatsoever, and all related costs and expenses that may be claimed from or payable by any of the Releasees in respect of the settlement or the payment thereof. Without limiting the generality of the foregoing, the Releasor agrees to repay any overpayment of benefit received by the Releasor pursuant to the terms of the Employment Insurance Act, R.S.C. 1996, c. 23 as amended from time to time. The Releasor also undertakes to pay all sums, if any, which the Releasees may be required to pay pursuant to the Employment Insurance Act. In addition, the Releasor undertakes to indemnify and hold harmless the Releasees against any and all loss, claims, actions, causes of action, demands and/or costs and expenses that may be incurred by the Releasees in relation to claims made under the Employment Insurance Act and regulations thereto.

AND IT IS FURTHER AGREED that for the consideration aforesaid, the Releasor agrees to keep the fact and terms of this settlement and this Full and Final Release strictly confidential and not to disclose this information, other than to the Releasor’s immediate family or legal and financial advisors on the condition that they maintain this information in confidence, or except as otherwise required by law. The Releasor further agrees that should the Releasor have occasion to comment on the Releasor’s time with or departure from the Employer, the Releasor will only do so in a manner that reflects a high level of respect and agrees not to, directly or indirectly, disparage or slander the Releasees, or any of them, at any time.
AND THE UNDERSIGNED ACKNOWLEDGES having had an adequate opportunity to read and consider this Full and Final Release and to obtain such independent legal or other advice in regard to it as the undersigned considered advisable.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF I have hereunder set my hand this 17th day of January, 2020.

SIGNED AND DELIVERED in the presence of: /s/ Shira Wood Witness’ Signature Shira Wood Print Name of Witness 49 Hawarden, Toronto Address of Witness	/s/ William Hilson WILLIAM HILSON